AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 2015

Registration No. 333-201762

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Voltari Corporation

(Exact name of registrant as specified in its charter)

Delaware	90-0933943
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

601 West 26th Street, Suite 415

New York, NY 10001

(212) 388-5500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard Sadowsky

601 West 26th Street, Suite 415

New York, NY 10001

(212) 388-5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Samuel P. Williams, Esq.

James E. Bedar, Esq.

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Telephone: (617) 856-8200

Facsimile: (617) 856-8201

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Small reporting company	☒

Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Registration Statement will be used as a combined prospectus in connection with this Registration Statement and the Registration Statement on Form S-4 as amended (File No. 333-186564), which was initially filed on February 11, 2013, was amended on February 14, 2013, March 13, 2013, and March 26, 2013 and became effective on March 27, 2013 (the “Prior Registration Statement”). This Registration Statement also constitutes a Post-Effective Amendment to the Prior Registration Statement. Such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the registration statement on Form S-1 (File No. 333-201762) (the “Registration Statement”) of Volatri Corporation (the “Company”) is being filed to include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 that was filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2015, as amended by Amendment No. 1 thereto on Form 10-K/A filed with the SEC on April 20, 2015, and certain of the Company’s current reports on Form 8-K that have been filed with the SEC since December 31, 2014.

The Registration Statement was originally declared effective by the SEC on February 13, 2015. The Registration Statement originally covered (1) a primary offering of subscription rights to purchase common stock and 4,300,000 shares of common stock issuable upon the exercise of the subscription rights and (2) 1,014,982 shares of common stock issuable upon the exercise of warrants, which were previously registered on the Company’s Registration Statement on Form S-4 (File No. 333-186564), as amended, which was initially filed on February 11, 2013 (the “Warrant Shares Registration”). On March 30, 2015, the Company closed its previously announced rights offering. The rights offering was fully subscribed for an aggregate of 4,300,000 shares of common stock. The Registration Statement now only covers the sale of the shares of our common stock issuable from time to time upon the exercise of the warrants. As of April 13, 2015, 1,014,982 shares of the Company’s common stock may be issued upon the exercise of the warrants. As such, the Registration Statement now covers 1,014,982 shares of the Company’s common stock underlying the warrants.

All applicable registration fees were paid at the time of the original filing of the Registration Statement or at the time of the Warrant Shares Registration.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 20, 2015

PRELIMINARY PROSPECTUS

1,014,982 SHARES OF COMMON STOCK, ISSUABLE UPON EXERCISE OF OUTSTANDING WARRANTS

This prospectus relates to the issuance of 1,014,962 shares of our common stock, par value $0.001 per share, upon the exercise of outstanding warrants, at an exercise price of $6.50 per whole share. We issued these warrants on April 9, 2013 (at the time we became the successor registrant to Motricity, Inc.) in exchange for the warrants to purchase shares of common stock of Motricity issued on October 11, 2012. As a result of a 1-for-10 reverse stock split, and pursuant to the terms of the Warrant Agreement by and between the Company and American Stock Transfer and Trust Company, as Warrant Agent, dated as of October 11, 2012, ten (10) warrants must be exercised to purchase one (1) share of common stock, at a price of $6.50 per whole share. The Company is not required to issue fractions of shares of common stock upon exercise of the warrants. No securities are being offered pursuant to this prospectus other than 1,014,982 shares of our common stock that will be issued upon exercise of such warrants.

Our common stock is traded on the Nasdaq Capital Market, which we refer to as “NASDAQ,” under the symbol “VLTC.” The closing price of our common stock on April 17, 2015 was $8.67 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ CAREFULLY THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED ON THE MERITS OF OR OTHERWISE APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL, ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is             , 2015

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any prospectus we may authorize to be delivered to you. We have not authorized anyone to provide you with information other than that contained in this prospectus. We are not making an offer of securities in any state or other jurisdiction where it is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date subsequent to the date set forth on the front cover of this document, even though this prospectus is delivered or securities are sold on a later date. Further, you should not consider any information in this prospectus to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities. Unless the context otherwise requires, the terms “Voltari,” “the Company,” “our company,” “we,” “us,” “our” and similar names refer to Voltari Corporation and its subsidiaries.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our securities. You should read carefully this prospectus and any other offering materials, together with the additional information described under “Risk Factors,” “Where You Can Find More Information” and “Documents Incorporated by Reference.”

About Voltari Corporation

We empower our customers (including brands, marketers and advertising agencies) to maximize the reach and economic potential of the mobile ecosystem through the delivery of relevance-driven merchandising, digital marketing and advertising solutions, primarily over smartphones and other mobile devices. Voltari makes use of advanced predictive analytics capabilities and real-time data management (including sophisticated data curation and modeling) as well as audience targeting services provided by third parties to deliver the right content to the right person at the right time. Voltari’s unique combination of technology, expertise and go-to-market approach delivers return-on-investment for our customers.

Advertisers pay us to deliver their ads to mobile users, and we pay website and mobile application owners (or their proxies) for the use of their ad space. Our proprietary technology and data management platform and the audience targeting services provided by certain of our vendors allow us to analyze and augment the information accompanying web and mobile advertising opportunities and deliver highly targeted and engaging ad content to consumers in both programmatic and mediated environments. Our platform uses mass volumes of third-party data along with ad response and location data and, when available, first-party consumer data to generate, in real time, a score for each unique advertising opportunity which can be measured against an advertiser’s creative materials and campaign goals. To date, we have identified more than 200 million server-side unique device profiles, many of which link multiple mobile devices to a single user. We continually collect additional anonymous data about users, audiences and their responses to mobile advertisements, which, in turn, refines our targeting and improves our placement choices.

As of and for the year ended December 31, 2014, we had total assets of $12.3 million, total liabilities of $5.6 million and total stockholder’s deficit of $29.6 million. Our common stock is traded on NASDAQ under the symbol “VLTC.”

Recent Developments

Completion of Rights Offering. On February 27, 2015, we commenced a rights offering of up to an aggregate of 4,300,000 shares of our common stock (the “2015 Rights Offering”). Under the terms of the 2015 Rights Offering, we distributed to stockholders of record at the close of business on February 13, 2015 transferable subscription rights to purchase 0.9027 shares of common stock for every share of common stock owned on the record date. The 2015 Rights Offering included an over-subscription privilege, which permitted each subscriber that exercised its basic subscription right in full the option to purchase additional shares of common stock that remained unsubscribed at the expiration of the 2015 Rights Offering. If a subscriber exercised its basic subscription right or over-subscription privilege to purchase less than 1,300,000 shares in the 2015 Rights Offering, the subscriber paid a price of $0.97 per whole share. If a subscriber exercised its basic subscription right or over-subscription privilege to purchase 1,300,000 shares or more in the 2015 Rights Offering and owned 33% or more of our issued and outstanding common stock following completion of the 2015 Rights Offering, the subscriber paid a price of $1.36 per whole share.

The 2015 Rights Offering was fully subscribed and closed on March 30, 2015. We received approximately $4.6 million in net proceeds from the 2015 Rights Offering and we intend to use these proceeds for general corporate and working capital purposes. Following the completion of the 2015 Rights Offering on March 30, 2015, entities affiliated with Mr. Carl C. Icahn, the Company’s largest stockholder, became the owner of approximately 52.3% of our common stock. Entities affiliated with Mr. Icahn also own warrants to purchase an additional 9.7% of our common stock, which warrants are currently unexercisable by Mr. Icahn and such affiliated entities.

Redemption of Series J Preferred Stock. The acquisition of shares of our common stock by certain entities affiliated with Mr. Carl C. Icahn in our 2015 Rights Offering resulted in a change of control of the Company, which constituted a redemption event (the “Rights Offering Redemption Event”) pursuant to the terms and conditions of Exhibit A to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Designations”), establishing our Series J preferred stock. Upon the occurrence of a redemption event, and subject to certain conditions, each holder of shares of Series J preferred stock (each, a “Holder”) has the right, at such Holder’s option, to require the Company to redeem all or a portion of such Holder’s shares of Series J preferred stock (the “Holder Redemption Option”) in accordance with the terms, procedures, and conditions set forth in the Certificate of Designations.

In connection with the Rights Offering Redemption Event, and pursuant to Section 5(ii) of the Certificate of Designations, on March 30, 2015, the Company gave written notice to holders of its Series J preferred stock of their right to redeem the Series J preferred stock held by such holders. As of the date thereof, there were approximately 1.2 million shares of Series J Preferred Stock issued and outstanding. The entities affiliated with Mr. Carl C. Icahn that held shares of Series J preferred stock prior to April 13, 2015 waived, pursuant to the terms of a waiver letter, the Holder Redemption Option with respect to their shares of Series J preferred stock with respect to the Rights Offering Redemption Event.

On April 13, 2015, the Company redeemed 29,316 shares of the Series J preferred stock for a redemption price payable in cash equal to $34.53 per share of Series J preferred stock, upon the terms and subject to the conditions set forth in the Certificate of Designations, for an aggregate redemption price equal to approximately $1.0 million.

NASDAQ Continued Listing Requirements. Our common stock is currently listed on the NASDAQ Capital Market. On May 22, 2014, we received a letter from the NASDAQ Stock Market LLC (“NASDAQ”) advising that we did not meet the minimum $2.5 million stockholders’ equity value requirement for continued listing on the NASDAQ Capital Market and we did not satisfy the alternative requirements for continued listing based on market value of listed securities or net income from continuing operations pursuant to applicable NASDAQ Marketplace Rules. In July 2014, we submitted a plan for compliance to NASDAQ and NASDAQ notified us that we had until November 18, 2014 to implement that plan and regain compliance with the requirements for continued listing. On November 19, 2014, NASDAQ notified us that, based on our continued noncompliance with the applicable $2.5 million stockholders’ equity value requirement for continued listing on NASDAQ, our securities would be subject to delisting by NASDAQ unless we timely requested a hearing before the Listing Qualifications Panel. We timely requested a hearing before the Listings Qualifications Panel, at which hearing we requested an extension of time to develop and execute a plan to regain compliance with the applicable requirements for continued listing on NASDAQ. The Listing Qualifications Panel has granted us an extension of time until May 18, 2015 to solidify a plan and to regain compliance with the minimum $2.5 million stockholders’ equity value requirement for continued listing on the NASDAQ Capital Market. Our common stock will continue to trade on NASDAQ under the symbol “VLTC” pending completion of the expiration of the extension period granted by the Listing Qualifications Panel. If we are unable to regain compliance with the $2.5 million stockholders’ equity value requirement or if we otherwise fail to evidence and sustain compliance with all applicable requirements for continued listing on NASDAQ, our common stock may be subject to delisting by NASDAQ.

On March 17, 2015, we received written notice from NASDAQ notifying us that for the preceding 30 consecutive business days, our common stock did not maintain a minimum closing bid price of $1.00 per share, as required by NASDAQ Listing Rule 5550(a)(2). NASDAQ stated in its letter that in accordance with the NASDAQ Listing Rules, we would be provided 180 calendar days, or until September 14, 2015, to regain compliance with the minimum bid price requirement.

On April 15, 2015, we received written notice from NASDAQ notifying us that for the preceding 10 consecutive business days, from March 31, 2015 to April 14, 2015, the closing bid price of the Company’s common stock has been $1.00 per share or greater. Accordingly, NASDAQ determined that the Company had regained compliance with NASDAQ Listing Rule 5550(a)(2).

Corporate Information

Voltari Corporation is a Delaware corporation. Our principal executive offices are located at 601 West 26th Street, Suite 415, New York, New York 10001, and our telephone number is (212) 388-5500. Our internet address is www.voltari.com. The information contained on our web site is not part of, and is not incorporated or included into, this prospectus.

The Offering

Common stock offered	1,014,982 shares of our common stock issuable upon exercise of previously issued warrants (the “common stock warrants”)

Shares of Common Stock Outstanding After This Offering	10,078,340 (1)

Use of Proceeds	We intend to use any net proceeds from the exercise of our common stock warrants for general corporate and working capital purposes, including without limitation, for any acquisitions we may pursue, though we have no current plans to pursue any specific acquisitions.

Risk Factor	See the section entitled “Risk Factors” and the other information included in this prospectus for information regarding factors you should consider carefully before deciding to invest in our common stock.

NASDAQ Capital Market Symbol	“VLTC”

(1)	The number of shares of common stock outstanding after this offering is based on the number of shares outstanding as of April 13, 2015 (9,063,358 shares of common stock) and excludes (i) 145,958 shares of common stock issuable upon the exercise of stock options and (ii) 490,604 shares of common stock reserved for future grants and awards under our equity incentive plans.

RISK FACTORS

A purchase of our shares of common stock is an investment in our securities and involves a high degree of risk. You should carefully consider the risks and uncertainties and all other information contained in or incorporated by reference in this prospectus, including the risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2014 (as amended by Amendment No. 1 thereto on Form 10-K/A) as updated in our subsequent periodic reports filed with the Securities and Exchange Commission. All of these risk factors are incorporated by reference herein in their entirety. If any of these risks actually occur, our business, financial condition and results of operations would likely suffer. In that case, the market price of our common stock could decline, and you may lose part or all of your investment in our company. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this registration statement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 12E of the Securities Exchange Act of 1934 regarding our plans, objectives, expectations and intentions. Such statements include, without limitation, any statements regarding various estimates we have made in preparing our financial statements, statements that refer to projections of our future operating performance, the realignment of our strategic path, including future product offerings, the sufficiency of our capital resources to meet our cash needs, the disposition of our U.S. and Canadian messaging business, and the anticipated growth and trends in our businesses, including developments in the market for our products. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect our business and prospects include without limitation:

•	any financial or other information included herein based upon or otherwise incorporating judgments or estimates based upon future performance or events;

•	our ability to raise additional capital or generate the cash necessary to continue and expand our operations;

•	our ability to successfully realign our strategic path;

•	our ability to raise additional capital or generate the cash necessary to fund the liquidation preference on, or redeem, our Series J preferred stock if required to do so;

•	our ability to protect and make use of our substantial net operating loss carry-forwards;

•	our ability to compete in the highly competitive nature of the digital advertising and marketing industry;

•	the market for our services, including the continued growth in usage of smartphones, tablets and other mobile connected devices;

•	our ability to keep pace with technological and market developments and changing business and revenue models;

•	our ability to attract and maintain customers;

•	our ability to collect and use data;

•	our ability to meet the criteria required to remain listed on NASDAQ;

•	risks related to any acquisitions or dispositions that we may pursue;

•	the impact of government regulation, legal requirements or industry standards relating to consumer privacy and data protection;

•	our ongoing leadership transition;

•	our ability to protect the confidentiality of our proprietary information;

•	any systems failures of software errors;

•	risks associated with our international sales and operations;

•	the impact, costs and expenses of any litigation we may be subject to now or in the future;

•	how our management uses the proceeds of our recently completed rights offering; and

•	the impact of our recently completed rights offering and the redemption of shares of our Series J Preferred Stock on the trading price of our common stock.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. Our actual results could be different from the results described in or anticipated by our forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections and may be materially better or worse than anticipated. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. We expressly disclaim any duty to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this prospectus, in order to reflect changes in circumstances or expectations or the occurrence of unanticipated events except to the extent required by applicable securities laws. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed above and under “Risk Factors,” as well as the risks and uncertainties discussed elsewhere in this prospectus. We qualify all of our forward-looking statements by these cautionary statements. We caution you that these risks are not exhaustive. We operate in a continually changing business environment and new risks emerge from time to time.

USE OF PROCEEDS

As a result of a 1-for-10 reverse stock split, and pursuant to the terms of the Warrant Agreement by and between the Company and American Stock Transfer and Trust Company, as Warrant Agent, dated as of October 11, 2012, ten (10) warrants must be exercised to purchase one (1) share of common stock, at a price of $6.50 per whole share. The Company is not required to issue fractions of shares of common stock upon exercise of the warrants. If all of our issued and outstanding common stock warrants are exercised, we would receive net proceeds of approximately $6.6 million in the aggregate, or approximately $6.50 per share. We cannot predict when or if the common stock warrants will be exercised, and it is possible that the common stock warrants may expire and never be exercised. We intend to use any net proceeds from the exercise of our common stock warrants for general corporate and working capital purposes, including without limitation, for any acquisitions we may pursue, though we have no current plans to pursue any specific acquisitions.

DESCRIPTION OF THE COMPANY’S SECURITIES

We are a Delaware corporation. The rights of our stockholders are governed by our amended and restated certificate of incorporation and our amended and restated bylaws and by the provisions of applicable law, including the Delaware General Corporation Law. Our authorized capital stock consists of 975,000,000 shares, including: (i) 625,000,000 shares of common stock, par value $0.001 per share and (ii) 350,000,000 shares of preferred stock, $0.001 par value per share. As of April 13, 2015, there were 9,063,358 shares of common stock and 1,170,327 shares of preferred stock outstanding.

The following is a summary of the material terms, rights and preferences of our securities. You should also read our amended and restated certificate of incorporation, our common stock warrant agreement and our amended and restated bylaws before you purchase any of our securities offered by this prospectus. You should read these documents, copies of which are available from us upon request at the address set forth under the caption “Where You Can Find More Information,” in order to more fully understand the terms of these securities.

Common Stock

General. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive their ratable share of the net assets of our company available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription or redemption rights. There are no redemption or sinking fund provisions applicable to the common stock. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Market. Our common stock is currently listed on the NASDAQ Capital Market. On May 22, 2014, we received a letter from the NASDAQ advising that we did not meet the minimum $2.5 million stockholders’ equity value requirement for continued listing on the NASDAQ Capital Market and we did not satisfy the alternative requirements for continued listing based on market value of listed securities or net income from continuing operations pursuant to applicable NASDAQ Marketplace Rules. In July 2014, we submitted a plan for compliance to NASDAQ and NASDAQ notified us that we had until November 18, 2014 to implement that plan and regain compliance with the requirements for continued listing. On November 19, 2014, NASDAQ notified us that, based on our continued noncompliance with the applicable $2.5 million stockholders’ equity value requirement for continued listing on NASDAQ, our securities would be subject to delisting by NASDAQ unless we timely requested a hearing before the Listing Qualifications Panel. We timely requested a hearing before the Listings Qualifications Panel, at which hearing we requested an extension of time to develop and execute a plan to regain compliance with the applicable requirements for continued listing on NASDAQ. The Listing Qualifications Panel has granted us an extension of time until May 18, 2015 to solidify a plan and to regain compliance with the minimum $2.5 million stockholders’ equity value requirement for continued listing on the NASDAQ Capital Market. Our common stock will continue to trade on NASDAQ under the symbol “VLTC” pending completion of the expiration of the extension period granted by the Listing Qualifications Panel. If we are unable to regain compliance with the $2.5 million stockholders’ equity value requirement or if we otherwise fail to evidence and sustain compliance with all applicable requirements for continued listing on NASDAQ, our common stock may be subject to delisting by NASDAQ.

On March 17, 2015, we received written notice from NASDAQ notifying us that for the preceding 30 consecutive business days, our common stock did not maintain a minimum closing bid price of $1.00 per share, as required by NASDAQ Listing Rule 5550(a)(2). NASDAQ stated in its letter that in accordance with the NASDAQ Listing Rules, we would be provided 180 calendar days, or until September 14, 2015, to regain compliance with the minimum bid price requirement.

On April 15, 2015, we received written notice from NASDAQ notifying us that for the preceding 10 consecutive business days, from March 31, 2015 to April 14, 2015, the closing bid price of the Company’s common stock has been $1.00 per share or greater. Accordingly, NASDAQ determined that the Company had regained compliance with NASDAQ Listing Rule 5550(a)(2).

Transfer Restrictions. Shares of our common stock, including those that have already been issued and those that will be issued in the future (which includes shares of common stock issued in this rights offering and upon exercise of any common stock warrants), contain restrictions on transfer. These transfer restrictions are designed to prohibit certain transfers of our common stock in excess of amounts that could limit or impair our ability to use our net operating losses (“NOLs”) to reduce our future income tax liability under the Code. Specifically, the transfer restrictions prohibit transfers to the extent that, as a result of such transfer, either (i) a stockholder (or several stockholders, in the aggregate, who hold their common stock as a “group” under the federal securities laws) would become a holder of 5% or more of our common stock (as defined under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”)) or (ii) the percentage ownership of an existing 5% holder would increase. Our board of directors has the power to approve certain transfers that would otherwise be restricted in accordance with the provisions of our amended and restated certificate of incorporation. The transfer restrictions will remain in effect until the board of directors determines that an ownership change would not result in a substantial limitation on our ability to use our NOLs, that no significant value attributable to the NOLs would be preserved by continuing the transfer restrictions or that such restrictions are no longer in our best interests.

Preferred Stock

General. Pursuant to our amended and restated certificate of incorporation, we are authorized to issue up to 350,000,000 shares of preferred stock, par value $0.001 per share. Of that number, 1,200,000 have been designated as Series J preferred stock. The board of directors has the authority, without any further vote or action by the stockholders, to issue other preferred stock, from time to time, in one or more series and to fix the preferences, limitations and rights of the shares of each series, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences and the number of shares constituting each series.

Series J Preferred Stock

This section describes the general terms and provisions of our Series J preferred stock.

Ranking. The Series J preferred stock ranks senior to our common stock with respect to rights to participate in certain distributions or payments in the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company. We may in the future issue one or more series of preferred stock that ranks senior to, junior to, or pari passu with, our Series J preferred stock.

Dividends. On a quarterly basis, our board of directors may, at its sole discretion, cause a dividend with respect to the Series J preferred stock to be paid in cash to the holders (i) until the fifth year of the anniversary of October 11, 2012 in an amount equal to 3.25% of the liquidation preference, as in effect at such time (initially $25 per share) and (ii) thereafter in an amount equal to 3.5% of the liquidation preference, as in effect at such time. If the dividend is not so paid in cash, the liquidation preference will be adjusted and increased quarterly (i) until the fifth year of the anniversary of October 11, 2012, by an amount equal to 3.25% of the liquidation preference per share, as in effect at such time, that is not paid in cash to the holders on such date and (ii) thereafter by an amount equal to 3.5% of the liquidation preference per share, as in effect at such time, that is not paid in cash to the holders on such date. The initial dividend payments for the period of time between October 11, 2012 and the first dividend payment date, if applicable, shall be prorated. Due to our ability to pay dividends on our Series J preferred stock in kind by increasing the liquidation preference of the shares of our Series J preferred stock, the repayment of principal and the payment of accrued dividends in cash may be deferred until the final maturity of the Series J preferred stock. No plan, arrangement or agreement is currently in place that would prevent us from paying a dividend with respect to the Series J preferred stock in cash. The Company may declare and distribute dividends on its securities that rank junior to the Series J preferred stock, consisting solely of warrants or other rights to acquire newly issued shares of our common stock against the payment of a cash purchase price to the Company, without declaring or setting apart for payment dividends on the Series J preferred stock.

Liquidation Preference. The Series J preferred stock has a preference upon dissolution, liquidation or winding up of our company in respect of assets available for distribution to our stockholders. The liquidation preference of the Series J preferred stock is initially $25 per share. On a quarterly basis, our board of directors may at its sole discretion, cause a dividend with respect to the Series J preferred stock to be paid in cash to the holders (i) until the fifth year of the anniversary of the issuance of the Series J preferred stock, in an amount equal to 3.25% of the liquidation preference, as in effect at such time, and (ii) thereafter in an amount equal to 3.5% of the liquidation preference, as in effect at such time. If the dividend is not so paid in cash, the liquidation preference will be adjusted quarterly by in kind dividends as described above. The quarterly accretion will continue until the shares are redeemed, or until we liquidate, dissolve or wind-up our affairs.

Conversion Rights. The Series J preferred stock is not convertible into shares of our common stock or any other series or class of our capital stock.

Redemption. We may, at our option, at any time, redeem our shares of Series J preferred stock at a redemption price equal to 100% of the liquidation preference per share in effect at such time. There is no prohibition on the repurchase or redemption of shares while there is any arrearage in the payment of dividends or sinking fund installments. The Series J preferred stock is also redeemable at the option of the holders if we (i) undergo a change in control, which includes a person becoming a beneficial owner of securities representing at least 50% of the voting power of our company, a sale of substantially all of our assets, and certain business combinations and mergers, that cause a change in 20% or more of the voting power of our company; or (ii) experience an ownership change (within the meaning of Section 382 of the Code) that results in a substantial limitation on our ability to use our NOLs and related tax benefits, provided that a holder of our Series J preferred stock who causes an ownership change that results in a substantial limitation on our ability to use our NOLs and related tax benefits may not require redemption of his shares upon such a triggering event.

In connection with the Rights Offering Redemption Event, and pursuant to Section 5(ii) of the Certificate of Designations, on March 30, 2015, the Company gave written notice to holders of its Series J preferred stock of their right to redeem the Series J preferred stock held by such holders. The entities affiliated with Mr. Carl C. Icahn that held shares of Series J preferred stock prior to April 13, 2015 waived, pursuant to the terms of a waiver letter, the Holder Redemption Option with respect to their shares of Series J preferred stock with respect to the Rights Offering Redemption Event. On April 13, 2015, the Company redeemed 29,316 shares of the Series J preferred stock for a redemption price payable in cash equal to $34.53 per share of Series J preferred stock, upon the terms and subject to the conditions set forth in the Certificate of Designations, for an aggregate redemption price equal to approximately $1.0 million.

Voting Rights. The shares of Series J preferred stock have limited voting rights. They have a right to vote as a separate class on any amendment to the designations, rights and preferences of the Series J preferred stock and any transaction requiring stockholder vote in which the shares of Series J preferred stock would receive or be exchanged for consideration other than cash in the amount of the redemption price for such shares or preferred stock with the same designations, rights and preferences.

Market. The Series J preferred stock is quoted on the OTCQB tier of the over-the-counter markets (the “OTCQB”) under the symbol “VLTCP.”

Accounting Treatment. The Series J preferred stock is considered mezzanine equity and is reported on the balance sheet between total liabilities and stockholders’ equity. The securities must be classified outside of permanent equity because certain redemption features of the Series J preferred stock are outside of our control. The initial carrying amount of the securities will be the issuance date fair value, which was $25 per share. The dividend accruing on the Series J preferred stock is charged against additional paid-in-capital while increasing the loss, or as applicable, decreasing net income attributable to common stockholders.

Common Stock Warrants

This section describes the material terms of our common stock warrants, which were issued by our predecessor, Motricity, Inc. on October 11, 2012 and which were exchanged for warrants to purchase shares of our common stock on April 9, 2013. As of April 13, 2015, there were warrants to purchase 1,014,982 shares of our common stock outstanding. These warrants have different terms than the warrants issued prior to our IPO.

Shares of Common Stock Subject to the Common Stock Warrants. As a result of a 1-for-10 reverse stock split, and pursuant to the terms of the Warrant Agreement by and between the Company and American Stock Transfer and Trust Company, as Warrant Agent, dated as of October 11, 2012, ten (10) warrants must be exercised to purchase one (1) share of common stock, at a price of $6.50 per whole share. The Company is not required to issue fractions of shares of common stock upon exercise of the warrants. As of April 13, 2015, our common stock warrants were exercisable to purchase an aggregate of 1,014,982 shares of our common stock. The number of shares issuable upon exercise of the common stock warrants is subject to adjustment described below.

Exercise of the Common Stock Warrants. The current exercise price, subject to adjustment, is $6.50 per whole share. Holders of our common stock warrants may be restricted from exercising their warrants if such exercise would result in the holder becoming the direct or indirect owner of more than 48.75% of the common stock, as determined under Section 382 of the Code and such exercise would result in an ownership change (within the meaning of Section 382 of the Code) that results in a substantial limitation on our ability to use our NOLs and related tax benefits. Subject to state securities laws, the common stock warrants may be exercised from the date of issuance until any time on or before 5:00 pm, New York City time on or before October 11, 2017. They may be subject to exercise restrictions in certain states. For example, our common stock warrants may not be exercised by residents of Florida.

Restrictions on Transfer. These warrants may not be transferred to residents of Florida.

Voting Rights. The holders of our common stock warrants have no voting rights or other rights as a stockholder before (and then only to the extent) warrants have been exercised.

Market. Our common stock warrants are quoted on the OTCQB under the symbol “VLTCW.”

Adjustments to the Common Stock Warrants. The number of shares of common stock issuable upon exercise of our common stock warrants and the exercise price applicable to the common stock warrants are subject to adjustment in certain circumstances, including a stock split, a stock dividend, a subdivision, combination or recapitalization of our common stock.

Fundamental Transactions. Upon a capital reorganization, reclassification of our securities, consolidation or merger of our company resulting in a change of control of the company, a sale of substantially all of our assets or a similar transaction requiring stockholder approval, the holders of our common stock warrants will be required to exercise their common stock warrants immediately prior to the closing of the transaction, or such common stock warrants shall automatically expire.

Registration Statement. We are required to use our reasonable best efforts to maintain an effective registration statement for the issuance of the common stock underlying our common stock warrants.

Accounting Treatment. To the extent our common stock warrants will have a dilutive effect on earnings per share, our common stock warrants are included in fully diluted shares outstanding using the treasury method.

PLAN OF DISTRIBUTION

We will deliver shares of our common stock upon exercise of the common stock warrants. As of April 13, 2015, the outstanding common stock warrants were exercisable for an aggregate of 1,014,982 shares of our common stock. As a result of a 1-for-10 reverse stock split, and pursuant to the terms of the Warrant Agreement by and between the Company and American Stock Transfer and Trust Company, as Warrant Agent, dated as of October 11, 2012, ten (10) warrants must be exercised to purchase one (1) share of common stock, at a price of $6.50 per whole share. We will not issue fractional shares upon exercise of the common stock warrants. Each of the common stock warrants contains instructions for exercise. The Warrant Agreement by and between the Company and American Stock Transfer and Trust Company, as Warrant Agent, dated as of October 11, 2012 and the warrants contain various terms and conditions of exercise. In order to exercise any of the common stock warrants, the holder must deliver to us the information required in the common stock warrants, along with payment for the exercise price of the shares to be purchased, and must otherwise comply with the various terms and conditions of exercise contained in the Warrant Agreement by and between the Company and American Stock Transfer and Trust Company, as Warrant Agent, dated as of October 11, 2012, and the warrants. We will then deliver shares of our common stock in the manner described above in the section titled “Description of Securities—Common Stock Warrants” beginning on page 8 of this prospectus.

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered, have been passed upon for us by Brown Rudnick LLP.

EXPERTS

The audited consolidated financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated in reliance on the report of Grant Thornton LLP, independent registered public accountants, upon authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement filed by us with the Securities and Exchange Commission (the “SEC”) under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, on certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are summaries only and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We maintain a website at www.voltari.com. The information on or available through our website is not, and should not be considered, a part of this report. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access our annual report on Form 10-K (as amended by Amendment No. 1 thereto on Form 10-K/A), quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports, as well as other reports relating to us that are filed with or furnished to the Securities and Exchange Commission free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. In addition, you may read and copy any materials we file with the Securities and Exchange Commission at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, which contains reports, proxy and information statements, and other information that we file electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 31, 2015, as amended by Amendment No. 1 thereto on Form 10-K/A, as filed with the SEC on April 20, 2015;

•	our Current Reports on Form 8-K filed with the SEC on February 3, 2015, February 27, 2015, March 17, 2015 and March 31, 2015 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed);

•	the description of our common stock contained in Motricity, Inc.’s registration statement on Form 8-A, filed with the SEC on June 15, 2010, including any amendment or report filed for the purpose of updating such description; and

•	the description of our common stock warrants contained in our registration statement on Form 8-A, filed with the SEC on April 10, 2015, including any amendment or report filed for the purpose of updating such description.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), from the date of the registration statement of which this prospectus supplement is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC. These documents are available to you without charge. See “Where You Can Find More Information.”

You may obtain copies of these documents, other than exhibits, free of charge by contacting Richard Sadowsky, Acting Chief Executive Officer and Secretary, at our principal executive offices, which are located at 601 W. 26th Street, Suite 415, New York, New York 10001, or by telephone at (212) 388-5500.

1,014,982 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF COMMON STOCK WARRANTS

                , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13	Other Expenses of Issuance and Distribution.

SEC registration fee	$475	**
Accounting fees and expenses*	$20,000
Legal fees and expenses*	$50,000
Printing and engraving expenses*	$1,000
Warrant agent fees and expenses*	$0
Miscellaneous*	$0
Total*	$71,475

*	Estimated pursuant to Item 511 of Regulation S-K
**	Previously paid

Item 14	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, for any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

In accordance with Section 102 of the DGCL, our amended and restated certificate of incorporation contains a provision to limit the personal liability of our director’s violations of their fiduciary duty. This provision eliminates each director’s liability to us and our stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit.

We have also entered into indemnification agreements with certain of our directors, substantially in the form of the indemnification agreement filed by us as an exhibit to the registration statement on Motricity, Inc.’s (our predecessor entity) Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 22, 2010 (333-164471). These indemnification agreements provide contractual indemnification to our officers and directors in addition to the indemnification provided in our restated certificate of incorporation and bylaws.

We currently have directors’ and officers’ liability insurance policies to insure our directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 15	Exhibits and Financial Statement Schedules.

Incorporated by Reference
Exhibit #	Exhibit Description	Form	Filing Date	Filed by

2.1	Agreement and Plan of Reorganization, dated as of February 8, 2013, by and among Motricity, Inc., Voltari Merger Sub, Inc., and Voltari Corporation	S-4	02/11/2013	Voltari

3.1	Amended and Restated Certificate of Incorporation of Voltari Corporation	S-4	02/11/2013	Voltari

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Voltari Corporation	8-K	04/23/2013	Voltari

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Voltari Corporation	8-K	09/12/2014	Voltari

3.4	Amended and Restated Bylaws of Voltari Corporation	S-4	02/11/2013	Voltari

4.1	Specimen Stock Certificate for Voltari Corporation Common Stock	S-4	02/11/2013	Voltari

4.2	Specimen Stock Certificate for Voltari Series J Preferred Stock	S-4	02/11/2013	Voltari

4.3	Form of Warrant for Voltari Corporation	S-4	02/11/2013	Voltari

4.4	Warrant Agreement by and between Motricity, Inc. and American Stock Transfer & Trust Company, dated October 11, 2012	8-K	10/12/2012	Motricity

5.1	Opinion of Brown Rudnick regarding legality of securities registered	S-1/A	2/12/2015	Voltari

8.1	Opinion of Dentons US LLP regarding tax matters	S-1/A	2/12/2015	Voltari

10.1	Form of First Amendment to Employment Offer Letter Agreement of Executive Officers#	S-1/A	06/02/2010	Motricity

10.2	Amended and Restated 2004 Stock Incentive Plan of Motricity, Inc., as amended through August 4, 2005#	S-1/A	01/22/2010	Motricity

Incorporated by Reference
Exhibit #	Exhibit Description	Form	Filing Date	Filed by

10.3	Motricity, Inc. 2010 Amended and Restated Corporate Incentive Plan‡#	S-1/A	06/02/2010	Motricity

10.4	Motricity, Inc. 2010 Long-Term Incentive Plan#	S-1/A	04/26/2010	Motricity

10.5	Form of Stock Option Agreement under 2004 Plan#	S-1/A	04/26/2010	Motricity

10.6	Form of Restricted Stock Grant Agreement under 2004 Plan#	S-1/A	04/26/2010	Motricity

10.7	Form of Motricity, Inc. Indemnification Agreement#	S-1/A	01/22/2010	Motricity

10.8	Form of Stock Option Agreement under the 2010 Long-Term Incentive Plan#	S-1/A	06/02/2010	Motricity

10.9	Certificate of Amendment to the 2004 Stock Incentive Plan of Motricity, Inc.#	S-1/A	06/02/2010	Motricity

10.10	Form of Restricted Stock Agreement under the 2010 Long-Term Incentive Plan#	10-Q	08/06/2010	Motricity

10.11	2011 Corporate Incentive Plan#	10-Q	05/05/2011	Motricity

10.12	Motricity, Inc. Executive Officer Severance/Change in Control Plan#	8-K	10/05/2011	Motricity

10.13	Motricity, Inc. 2010 Long-Term Incentive Plan, as amended#	8-K	11/02/2011	Motricity

10.14	Motricity, Inc. Amended and Restated 2011 Corporate Incentive Plan‡#	10-Q	11/21/2011	Motricity

10.15	Amended and Restated Promissory Note issued by Motricity, Inc. in favor of High River Limited Partnership, dated February 28, 2012	10-K	03/13/2012	Motricity

10.16	Amended and Restated Security Agreement by and between Motricity, Inc. and mCore International, Inc. with and in favor of High River Limited Partnership dated February 28, 2012	10-K	03/13/2012	Motricity

10.17	First Amendment to Amended and Restated Promissory Note by and between High River Limited Partnership and Motricity, Inc., dated May 10, 2012	10-Q	05/10/2012	Motricity

Incorporated by Reference
Exhibit #	Exhibit Description	Form	Filing Date	Filed by

10.18	2012 Corporate Incentive Plan‡#	8-K/A	06/21/2012	Motricity

10.19	Motricity, Inc. Amended and Restated Severance/Change in Control Plan, as amended#	8-K	05/31/2012	Motricity

10.20	2012 Form of Named Executive Officer Option Agreement under the 2012 Long-Term Incentive Plan#	8-K	05/31/2012	Motricity

10.21	Limited Waiver from High River Limited Partnership, dated September 12, 2012	10-Q	11/08/2012	Motricity

10.22	Offer Letter by and between Motricity, Inc. and Richard Sadowsky, dated November 15, 2012#	8-K	11/21/2012	Motricity

10.23	Amendment Number 11 to WAP 2.0 Hosting Agreement, dated as of June 24, 2004, as amended, dated as of June 4, 2013 between Motricity, Inc. and Verizon Sourcing LLC	10-Q	08/13/2013	Voltari

10.24	Offer Letter by and between Voltari Corporation and John Breeman, dated August 14, 2013#	8-K	08/21/2013	Voltari

10.25	Release Agreement by and between Voltari Corporation and Richard Stalzer, dated December 18, 2013#	8-K	12/27/2013	Voltari

10.26	Amendment to the Offer Letter by and between Voltari Corporation and Richard Sadowsky, dated December 20, 2013#	8-K	12/27/2013	Voltari

10.27	2013-14 Corporate Incentive Plan‡#	8-K	3/31/2014	Voltari

10.28	Amended and Restated 2013-14 Corporate Incentive Plan‡#	8-K	5/27/14	Voltari

10.27	Waiver Letter, dated as of March 30, 2015, from High River Limited Partnership and Koala Holdings LP	8-K	3/30/2015	Voltari

21.1	Subsidiaries of Voltari Corporation	10-K	3/31/2014	Voltari

23.1	Consent of Grant Thornton LLP*

Incorporated by Reference
Exhibit #	Exhibit Description	Form	Filing Date	Filed by

23.2	Consent of Brown Rudnick LLP (included in Exhibit 5.1)	S-1/A	02/12/2015	Voltari

23.3	Consent of Dentons US LLP (included in Exhibit 8.1)	S-1/A	02/12/2015	Voltari

*	Filed herewith
‡	Confidential treatment was granted for certain provisions of this Exhibit pursuant to Exchange Act Rule 24b-2. These provisions have been omitted from the filing and submitted separately to the Securities and Exchange Commission.
‡‡	Confidential treatment was requested for certain provisions of this Exhibit pursuant to Exchange Act Rule 24b-2. These provisions have been omitted from the filing and submitted separately to the Securities and Exchange Commission.
#	Indicates a management contract or compensatory plan or arrangement.
(1)	If not filed herewith, filed as an exhibit to the document referred to above by either Motricity, Inc. (CIK# 0001336691) or Voltari Corporation (CIK# 0001568319), as indicated.

Item 17	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) To supplement the prospectus, after the expiration of the subscription period to set forth the results of the subscription offer.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(9) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on April 20, 2015.

VOLTARI CORPORATION

By:	/s/ Richard Sadowsky
Richard Sadowsky
Acting Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the date indicated.

Name and Signature	Title(s)	Date

/s/ Richard Sadowsky Richard Sadowsky	Acting Chief Executive Officer (Principal Executive Officer)	April 20, 2015

/s/ John Breeman John Breeman	Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)	April 20, 2015

* James L. Nelson	Director	April 20, 2015

* Jaffrey A. Firestone	Director	April 20, 2015

* Hunter C. Gary	Director	April 20, 2015

* Andrew Roberto	Director	April 20, 2015

* Kevin Lewis	Director	April 20, 2015

*By:	/s/ Richard Sadowsky
Name: Title:	Richard Sadowsky Attorney-in-Fact